News Release From PCSV.OB
For Immediate Release / July 1, 2004

PCS EDVENTURES! ANNOUNCES YEAR END RESULTS AND CHANGES TO THE WAY IT DOES
BUSINESS

            Boise, Idaho - PCS Edventures! [OTCBB: PCSV] today announced the results for fiscal year 2004, ending March 31, 2004. "Revenues were $1,830,861 and earnings were $(152,351), compared to revenues in the prior year of $1,857,491and earnings of $(454,163)," said Christy Vaughn, Vice President & CFO. She also listed several highlights for the fiscal year including reducing operating costs from $1,460,450 down to $1,189,604, reducing notes payable from $762,859 to $349,810, reducing other liabilities by an additional $200,000 and significantly increasing shareholder equity from ($1,424,473) in the prior year end to ($643,930) in this current year end.

           The Company also announced that since January 1, 2004, it has changed the way it does business due to an expanding network of suppliers and partners who have been eager to join PCS in the delivery of its suite of learning labs. Tony Maher, Chairman, President and CEO said, "Initially, our lab programs used only a few, hand-picked vendors that we selected based on quality of goods and service as well as price. As our programs have now expanded around the world, we have started to gain the attention of a number of vendors who have approached us with high quality manipulatives, attractive pricing and services that open up many new alternatives for our growing lab business. To this end, January 1 of this year marked a change for us in how we facilitate the purchase and delivery of our labs. Our customers now have more options, orders are fulfilled much faster, and we have considerably lower overhead costs in delivering many of our products in this new streamlined
model.   From a financial reporting standpoint, our per-sale revenue has decreased somewhat but our cost of goods sold has decreased as well. Our margin as a percentage of revenue has increased due to this more efficient model."

About PCS Edventures!

     PCS Edventures! is the recognized leader in the design, development and delivery of education products, solutions and services to the K-12 market worldwide. It has sold and installed more than 1,500 hands-on, learning labs at public and private schools, pre-schools, Boys & Girls Clubs, YMCAs, and other after-school programs in all 50 states in the U.S., as well as sites in Canada, Korea, Japan, Malaysia, the UK, Egypt, Pakistan and Dubai. The Company's product lines include ten hands-on, project based, site licensed, learning lab programs designed for use within the K-12 and after-school environments. The Labs are supported by Edventures! OnLine, which is an Internet-based and accessed program available in multiple languages, through its rich curriculum, communication and assessment capabilities, multiple activities and online community features. This site can be accessed from the Labs or from the home. Additional information is at www.edventures.com.

_ _ _


Contact Information:

Financial Contact:             Christina M. Vaughn 1.800.429.3110

Investor Contact:              Anthony A. Maher 1.800.429.3110,
                               tmaher@pcsedu.com

Web Site:                      www.edventures.com